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                                                                  EXHIBIT 99.1



[PFS WEB LOGO]

FOR IMMEDIATE RELEASE:

Contact: PRESTON F. KIRK, APR
                    Michael A. Burns & Associates
                    (830) 693-4447
                    kirk@281.com


         PFSWEB COMPLETES TRANSACTION WITH DAISYTEK INTERNATIONAL PFSweb
                 Improves Cash Position, Reduces Excess Capacity

PLANO, TEXAS (MAY 29, 2001)- PFSweb, Inc. (Nasdaq: PFSW) announced today the completion of the sale of one of PFSweb's distribution facilities to Daisytek International Corporation (Nasdaq: DZTK.) Negotiations on the transaction were originally disclosed April 2, 2001.

"We are pleased that this transaction is now complete," said Mark C. Layton, Senior Partner and CEO of PFSweb. "I want to reiterate the many positive effects it presents. It is a win-win for both parties, since it addresses the strategic and financial desires of both companies. This transaction enhances PFSweb's already strong cash position by adding in excess of $10 million dollars to our current cash balance. In addition, it helps to lessen the degree of excess capacity that PFSweb is carrying in terms of distribution capability, and it reduces our overall cost levels significantly."

Under the agreement, Daisytek acquired certain distribution and fulfillment assets - approximately 400,000 square feet -- located in Memphis, Tennessee that were previously used by PFSweb to provide outsourcing services to Daisytek. Daisytek also assumed certain related leases and hired employees who were associated with the facility and fulfillment for Daisytek's customers. PFSweb and Daisytek will continue to provide capabilities to each other under terms of their joint IBM Master Services agreements.

PFSweb will continue to offer its world-class business infrastructure solutions, including distribution and fulfillment services, from its remaining 800,000 square feet of distribution facilities in Memphis as well as from its operations in Toronto, Canada and Liege, Belgium. The transaction is not expected to limit PFSweb's future capabilities in terms of new client solutions.

"The proceeds from this transaction will increase our cash position to more than $25 million, or about $1.50 per share. Although our service fee revenues will be reduced, we have reached an agreement with Daisytek under which PFSweb will continue to provide information technology infrastructure under a new separate fee agreement for six months while Daisytek works to build its own information technology solution. The net change in fees from these transactions will result in revised financial forecasts, which will be communicated later this week," Layton added.




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ABOUT PFSWEB, INC.

When the world's brand names need proven, fast, and secure business infrastructure and technology to enable traditional and e-commerce strategies, they choose PFSweb for comprehensive outsourcing solutions. The PFSweb team of experts designs diverse solutions for clients around a flexible core business infrastructure. PFSweb provides solutions that include: professional consulting services, order management, web-enabled customer contact centers, customer lifecycle management, international distribution services, billing and collection services, and ERP information interfacing utilizing the Entente SuiteSM.

The matters discussed in this news release (except for historical information) and, in particular, information regarding future revenue, earnings and business plans and goals, consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and are subject to and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks and uncertainties include, but are not limited to, our reliance on the projections of and fees generated by the transaction volume or product sales of our clients; the impact of strategic alliances; trends in the market for our services; trends in e-commerce; whether we can continue and manage growth; changes in the trend toward outsourcing; increased competition; effects of changes in profit margins; the unknown effects of possible system failures and rapid changes in technology; trends in government regulation; risks of operating overseas and foreign currency risks; and our relationship with and separation from Daisytek, our former parent corporation. A description of these factors, as well as other factors, which could affect the Company's business, is set forth in the Company's Prospectus dated December 2, 1999 and Form 10-K for the fiscal year ended March 31, 2000 and Form 10-Q for the quarter ended December 31, 2000.


This news release and more information about PFSweb are available at www.pfsweb.com. PFSweb is a registered trademark. Entente Suite is a service mark of PFSweb. All rights reserved.